Crescent Energy Closes Accretive Western Eagle Ford Acquisition
Maintains Strong Financial Position with Reaffirmation of Revolving Credit Facility Terms
Completes Previously Announced Class A Share Conversion Increasing Public Float to 46%

Houston, July 10, 2023 – Crescent Energy Company (NYSE: CRGY) today announced the closing of its previously announced acquisition of operatorship and incremental working interest in its existing Western Eagle Ford assets for a total cash consideration of approximately $600 million, subject to customary purchase price adjustments. In addition the Company’s public float increased to 46% from 29% with the previously announced conversion of approximately 28 million private shares to Class A public shares. Both transactions closed on July 3, 2023.

Crescent CEO David Rockecharlie said, “We continue to execute on our long-term strategy, which includes opportunistically growing our footprint in the Eagle Ford through accretive M&A while maintaining financial strength and enhancing our capital markets presence. These transactions demonstrate our continued focus on delivering long-term value to investors through increased scale and improved trading liquidity.”

Western Eagle Ford Acquisition
Following closing, Crescent assumed operatorship of its existing Western Eagle Ford acreage and plans to maintain a one-rig development program on the asset through the remainder of the year. For the second half of 2023, the Company estimates the acquisition will increase net production by 19 – 21 MBoe/d and capital investments by approximately $45 – $55 million. Crescent plans to provide detailed pro forma guidance for 2023 in conjunction with its second quarter earnings release in August.

Financial Position Update
Concurrent with closing, Crescent’s lenders reaffirmed the borrowing base under its revolving credit facility (the “Revolving Credit Facility”) at $2.0 billion with an elected commitment amount of $1.3 billion. As of June 30, 2023, the Company had $250 million of outstanding borrowings under the Revolving Credit Facility. Pro forma for the closing of the acquisition, Crescent has approximately $790 million outstanding under the Revolving Credit Facility and over $500 million of liquidity.

Class A Conversion
Following the completion of the previously announced Class A share conversion, approximately 28 million private Class B shares / OpCo Units have been converted to Class A public shares and such shares have been distributed to certain legacy investors in privately-managed funds and accounts. The Company has 76 million Class A shares outstanding, and the combined total of Class A and Class B shares outstanding remains 167 million. The Class A shares distributed to such investors are subject to customary legal trading restrictions associated with restricted stock. Certain KKR-managed funds and accounts continue to hold indirect interests in

Class B shares / OpCo Units. In addition KKR's balance sheet retains its existing 16% ownership, which is held by an indirect subsidiary of KKR & Co. Inc. for its own account and not through its investment funds. KKR remains a long-term investor and has reiterated that it has no present intention of selling the shares in the Company it holds for its own account.

About Crescent Energy
Crescent is a well-capitalized, U.S. independent energy company with a portfolio of proven, low-decline assets across the lower 48 states that generate substantial cash flow supported by a predictable base of production. Crescent’s leadership team is a proven team of investment, financial and industry professionals. Together, they have executed a consistent strategy for more than a decade. The Company’s mission is to invest in energy assets and deliver better returns through strong operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Information
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the proposed transaction. The words and phrases “should”, “could”, “may”, “will”, “believe”, “think”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “target”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including the ongoing effects of inflation and a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its forward-looking statements based on new information, future events or otherwise.
Company Contact
For additional information, please reach out to IR@crescentenergyco.com.

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